Exhibit (a)(1)(v)

Offer by

CME GROUP INC.

to Purchase for Cash

up to 6,250,000 Shares of its Class A Common Stock

(including the Associated Preferred Stock Purchase Rights)

at a Purchase Price of $560.00 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 29, 2007, UNLESS THE TENDER OFFER IS EXTENDED.

August 1, 2007

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

CME Group Inc., a Delaware corporation (the “Company”), has appointed Lehman Brothers Inc. to act as Lead Dealer Manager and William Blair & Company, L.L.C. to act as Co-Dealer Manager in connection with the Company’s offer to purchase up to 6,250,000 shares of its Class A Common Stock, par value $0.01 per share, including the associated preferred stock purchase rights (such shares, together with all other outstanding shares of Class A common stock of the Company, are herein referred to as the “Shares”), at a price of $560.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase dated August 1, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together constitute the “Tender Offer”).

The Company will purchase Shares properly tendered and not withdrawn upon the terms and subject to the conditions of the Tender Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described in the Offer to Purchase. Shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the stockholders who tendered such Shares promptly after the expiration of the Tender Offer. The Company also expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Offer to Purchase;

2.	a Letter of Transmittal, together with IRS Form W-9, for your use and for the information of your clients;

3.	a Notice of Guaranteed Delivery to be used to accept the Tender Offer if the Shares and all other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.	a form of letter that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Tender Offer; and

5.	a return envelope addressed to Computershare as the Depositary.

CERTAIN CONDITIONS TO THE TENDER OFFER ARE DESCRIBED IN SECTION 7 OF THE OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 29, 2007, UNLESS THE TENDER OFFER IS EXTENDED.

For Shares to be properly tendered pursuant to the Tender Offer, either of the following must occur:

•

the certificates for the Shares or confirmation of receipt of the Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in the case of book-entry transfer, and any other documents required by the Letter of Transmittal, must be timely received by the Depositary, or

•	the tendering stockholder must comply with the guaranteed delivery procedures,

all in accordance with the Offer to Purchase and Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Lead Dealer Manager, the Co-Dealer Manager and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Tender Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Tender Offer, subject to Instruction 6 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company, the Information Agent or the Depositary for the purpose of the Tender Offer.

Any inquiries you may have with respect to the Tender Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

LEHMAN BROTHERS INC.

Lead Dealer Manager

and

WILLIAM BLAIR & COMPANY, L.L.C.

Co-Dealer Manager

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE LEAD DEALER MANAGER, THE CO-DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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